Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2022 RESULTS

●	Third quarter comparable store sales growth of 7.6%, three-year stack increase of 31.2%
●	14% increase in third quarter diluted earnings per share to $9.17
●	$2.4 billion net cash provided by operating activities year-to-date

Springfield, MO, October 26, 2022 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its third quarter ended September 30, 2022.

3rd Quarter Financial Results

Greg Johnson, O’Reilly’s President and CEO, commented, “We are pleased to report very strong performance in the third quarter, highlighted by a 7.6% increase in comparable store sales and an incredible three-year stacked comparable store sales increase of 31.2%.  Our Team’s relentless focus on providing excellent service to our customers drove the robust sales strength in the quarter.  Team O’Reilly once again delivered double-digit growth in our professional business for the quarter, while also driving low single-digit DIY sales growth.  Our Team’s outstanding top-line performance, coupled with a steadfast commitment to expense control, resulted in a 14% increase in third quarter diluted earnings per share to $9.17, which represents a three-year compounded annual growth rate of 22%.  I would like to take this opportunity to thank each of our over 84,000 Team Members for their continued hard work and unwavering commitment to providing unsurpassed levels of customer service – your dedication to our business and our customers remains the key to O’Reilly’s ongoing success.”

Sales for the third quarter ended September 30, 2022, increased $319 million, or 9%, to $3.80 billion from $3.48 billion for the same period one year ago.  Gross profit for the third quarter increased 6% to $1.93 billion (or 50.9% of sales) from $1.82 billion (or 52.3% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the third quarter increased 6% to $1.13 billion (or 29.8% of sales) from $1.06 billion (or 30.6% of sales) for the same period one year ago.  Operating income for the third quarter increased 7% to $804 million (or 21.2% of sales) from $755 million (or 21.7% of sales) for the same period one year ago.

Net income for the third quarter ended September 30, 2022, increased $27 million, or 5%, to $585 million (or 15.4% of sales) from $559 million (or 16.1% of sales) for the same period one year ago.  Diluted earnings per common share for the third quarter increased 14% to $9.17 on 64 million shares versus $8.07 on 69 million shares for the same period one year ago.

Year-to-Date Financial Results

Mr. Johnson continued, “Year to date, we have opened 154 net, new stores across 38 U.S. states and Mexico, and we remain on track to reach our target of approximately 180 net, new store openings in 2022.  Our Team of highly-trained and technically proficient Professional Parts People continues to drive strong new store performance, and we remain very confident in our ability to profitably grow in both existing and new market areas.  We are pleased to announce our 2023 new store opening target of 180 to 190 net, new stores, an increase over our 2022 growth, as we look forward to expanding the O’Reilly footprint and extending our long track record of profitable growth.”

Sales for the first nine months of 2022 increased $729 million, or 7%, to $10.77 billion from $10.04 billion for the same period one year ago.  Gross profit for the first nine months of 2022 increased 5% to $5.53 billion (or 51.3% of sales) from $5.29 billion (or 52.7% of sales) for the same period one year ago.  SG&A for the first nine months of 2022 increased 7% to $3.26 billion (or 30.2% of sales) from $3.04 billion (or 30.3% of sales) for the same period one year ago.  Operating income for the first nine months of 2022 increased 1% to $2.27 billion (or 21.1% of sales) from $2.24 billion (or 22.3% of sales) for the same period one year ago.

Net income for the first nine months of 2022 decreased $2 million to $1.64 billion (or 15.3% of sales) from $1.65 billion (or 16.4% of sales) for the same period one year ago.  Diluted earnings per common share for the first nine months of 2022 increased 7% to $25.08 on 66 million shares versus $23.45 on 70 million shares for the same period one year ago.

3rd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.  Online sales for ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year are included in the comparable store sales calculation.  Comparable store sales increased 7.6% for the third quarter ended September 30, 2022, on top of 6.7% for the same period one year ago.  Comparable store sales increased 5.6% for the nine months ended September 30, 2022, on top of 12.9% for the same period one year ago.

Share Repurchase Program

During the third quarter ended September 30, 2022, the Company repurchased 1.0 million shares of its common stock, at an average price per share of $683.09, for a total investment of $710 million. During the first nine months of 2022, the Company repurchased 4.4 million shares of its common stock, at an average price per share of $646.61, for a total investment of $2.86 billion. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $727.12, for a total investment of $161 million.  The Company has repurchased a total of 90.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $219.14, for a total aggregate investment of $19.77 billion.  As of the date of this release, the Company had approximately $483 million remaining under its current share repurchase authorization.

Updated Full-Year 2022 Guidance

The table below outlines the Company’s updated guidance for selected full-year 2022 financial data:

For the Year Ending
December 31, 2022
Comparable store sales	4.5% to 5.5%
Total revenue	$14.1 billion to $14.3 billion
Gross profit as a percentage of sales	50.8% to 51.3%
Operating income as a percentage of sales	20.3% to 20.6%
Effective income tax rate	23.0%
Diluted earnings per share (1)	$32.35 to $32.85
Net cash provided by operating activities	$2.5 billion to $3.0 billion
Capital expenditures	$550 million to $650 million
Free cash flow (2)	$1.8 billion to $2.1 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2022
Net cash provided by operating activities		$2,540	to	$2,960
Less:	Capital expenditures	550	to	650
	Excess tax benefit from share-based compensation payments	10	to	20
	Investment in tax credit equity investments	180	to	190
Free cash flow		$1,800	to	$2,100

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, October 27, 2022, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (404) 400-0571 and the conference call identification number is 61519118#.  A replay of the conference call will be available on the Company’s website through Thursday, October 26, 2023.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of September 30, 2022, the Company operated 5,910 stores in 47 U.S. states and 28 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crises; the economy in general; inflation; consumer debt levels; product demand; the market for auto parts; competition; weather; tariffs; availability of key products and supply chain disruptions; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2021, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2022	September 30, 2021	December 31, 2021
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$67,060	$449,302	$362,113
Accounts receivable, net	338,122	282,883	272,562
Amounts receivable from suppliers	135,584	110,882	113,112
Inventory	4,137,945	3,646,988	3,686,383
Other current assets	82,045	72,154	70,092
Total current assets	4,760,756	4,562,209	4,504,262

Property and equipment, at cost	7,291,681	6,874,639	6,948,038
Less: accumulated depreciation and amortization	2,947,861	2,672,954	2,734,523
Net property and equipment	4,343,820	4,201,685	4,213,515

Operating lease, right-of-use assets	2,109,581	2,011,115	1,982,478
Goodwill	881,102	878,872	879,340
Other assets, net	142,769	135,504	139,112
Total assets	$12,238,028	$11,789,385	$11,718,707

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$5,574,098	$4,608,549	$4,695,312
Self-insurance reserves	142,390	122,551	128,794
Accrued payroll	109,095	89,095	107,588
Accrued benefits and withholdings	167,452	288,134	234,872
Income taxes payable	63,916	158,481	—
Current portion of operating lease liabilities	360,529	336,962	337,832
Other current liabilities	423,999	385,982	370,217
Total current liabilities	6,841,479	5,989,754	5,874,615

Long-term debt	4,370,772	3,826,073	3,826,978
Operating lease liabilities, less current portion	1,809,241	1,729,013	1,701,757
Deferred income taxes	218,087	172,807	175,212
Other liabilities	203,912	212,591	206,568

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
62,798,821 as of September 30, 2022,
67,684,615 as of September 30, 2021, and
67,029,042 as of December 31, 2021	628	677	670
Additional paid-in capital	1,292,725	1,296,358	1,305,508
Retained deficit	(2,494,833)	(1,430,060)	(1,365,802)
Accumulated other comprehensive loss	(3,983)	(7,828)	(6,799)
Total shareholders’ deficit	(1,205,463)	(140,853)	(66,423)

Total liabilities and shareholders’ deficit	$12,238,028	$11,789,385	$11,718,707

Note:  The balance sheet at December 31, 2021, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Sales	$3,798,619	$3,479,570	$10,765,367	$10,036,070
Cost of goods sold, including warehouse and distribution expenses	1,863,657	1,661,330	5,237,615	4,750,657
Gross profit	1,934,962	1,818,240	5,527,752	5,285,413

Selling, general and administrative expenses	1,130,768	1,063,641	3,255,478	3,044,126
Operating income	804,194	754,599	2,272,274	2,241,287

Other income (expense):
Interest expense	(43,164)	(34,873)	(115,389)	(110,036)
Interest income	1,435	485	2,627	1,478
Other, net	(616)	318	(7,104)	4,961
Total other expense	(42,345)	(34,070)	(119,866)	(103,597)

Income before income taxes	761,849	720,529	2,152,408	2,137,690
Provision for income taxes	176,411	161,877	508,330	491,978
Net income	$585,438	$558,652	$1,644,078	$1,645,712

Earnings per share-basic:
Earnings per share	$9.25	$8.14	$25.30	$23.67
Weighted-average common shares outstanding – basic	63,288	68,608	64,979	69,529

Earnings per share-assuming dilution:
Earnings per share	$9.17	$8.07	$25.08	$23.45
Weighted-average common shares outstanding – assuming dilution	63,860	69,240	65,566	70,174

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Nine Months Ended
	September 30,
	2022	2021
Operating activities:
Net income	$1,644,078	$1,645,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	258,048	237,654
Amortization of debt discount and issuance costs	3,490	3,294
Deferred income taxes	42,673	18,053
Share-based compensation programs	18,913	18,544
Other	716	1,803
Changes in operating assets and liabilities:
Accounts receivable	(69,965)	(56,743)
Inventory	(450,991)	6,420
Accounts payable	878,501	424,710
Income taxes payable	73,853	141,273
Other	(46,296)	124,607
Net cash provided by operating activities	2,353,020	2,565,327

Investing activities:
Purchases of property and equipment	(388,820)	(340,687)
Proceeds from sale of property and equipment	10,829	6,643
Investment in tax credit equity investments	(5,262)	(1,795)
Other	(448)	(1,897)
Net cash used in investing activities	(383,701)	(337,736)

Financing activities:
Proceeds from borrowings on revolving credit facility	785,800	—
Payments on revolving credit facility	(785,800)	—
Proceeds from the issuance of long-term debt	847,314	—
Principal payments on long-term debt	(300,000)	(300,000)
Payment of debt issuance costs	(6,442)	(3,404)
Repurchases of common stock	(2,861,557)	(2,007,161)
Net proceeds from issuance of common stock	56,575	67,361
Other	(350)	(313)
Net cash used in financing activities	(2,264,460)	(2,243,517)

Effect of exchange rate changes on cash	88	(412)
Net decrease in cash and cash equivalents	(295,053)	(16,338)
Cash and cash equivalents at beginning of the period	362,113	465,640
Cash and cash equivalents at end of the period	$67,060	$449,302

Supplemental disclosures of cash flow information:
Income taxes paid	$392,490	$333,360
Interest paid, net of capitalized interest	99,674	107,971

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		September 30,
Adjusted Debt to EBITDAR:		2022	2021
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$4,370,772	$3,826,073
Add:	Letters of credit	101,741	83,985
	Discount on senior notes	6,481	4,531
	Debt issuance costs	22,747	19,396
	Six-times rent expense	2,318,454	2,206,056
Adjusted debt		$6,820,195	$6,140,041

GAAP net income		$2,163,051	$2,038,657
Add:	Interest expense	150,121	148,385
	Provision for income taxes	633,581	598,962
	Depreciation and amortization	348,611	320,779
	Share-based compensation expense	25,025	24,229
	Rent expense (i)	386,409	367,676
EBITDAR		$3,706,798	$3,498,688

Adjusted debt to EBITDAR		1.84	1.75

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended September 30, 2022 and 2021 (in thousands):

Total lease cost, per ASC 842, for the twelve months ended September 30, 2022		$460,299
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended September 30, 2022	73,890
Rent expense for the twelve months ended September 30, 2022		$386,409

Total lease cost, per ASC 842, for the twelve months ended September 30, 2021		$438,205
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended September 30, 2021	70,529
Rent expense for the twelve months ended September 30, 2021		$367,676

	September 30,
	2022	2021
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.7
Average inventory per store (in thousands) (2)	$697	$633
Accounts payable to inventory (3)	134.7%	126.4%

		For the Three Months Ended		For the Nine Months Ended
		September 30,		September 30,
		2022	2021	2022	2021
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$961,047	$852,495	$2,353,020	$2,565,327
Less:	Capital expenditures	159,899	118,080	388,820	340,687
	Excess tax benefit from share-based compensation payments	8,481	12,141	14,300	28,956
	Investment in tax credit equity investments	1,182	27	5,262	1,795
Free cash flow		$791,485	$722,247	$1,944,638	$2,193,889

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
	September 30,		September 30,		September 30,
	2022	2021	2022	2021	2022	2021
Store Count:
Beginning domestic store count	5,873	5,710	5,759	5,594	5,740	5,592
New stores opened	38	30	153	148	172	153
Stores closed	(1)	—	(2)	(2)	(2)	(5)
Ending domestic store count	5,910	5,740	5,910	5,740	5,910	5,740

Beginning Mexico store count	27	22	25	22	22	21
New stores opened	1	—	3	—	6	1
Ending Mexico store count	28	22	28	22	28	22

Total ending store count	5,938	5,762	5,938	5,762	5,938	5,762

	For the Three Months Ended		For the Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Store and Team Member Information: (4)
Total employment	84,050	80,536
Square footage (in thousands)	44,373	43,035
Sales per weighted-average square foot (5)	$84.54	$79.73	$316.37	$299.31
Sales per weighted-average store (in thousands) (6)	$634	$597	$2,373	$2,231

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.